Exhibit 10.1

Execution Version

SUPPORT AGREEMENT

by and among

NuStar Energy L.P.

Marshall Merger Sub LLC

WLG Holdings, LLC

William E. Greehey

and

Solely for purposes of Section 2.3, NuStar GP Holdings, LLC

Dated as of February 7, 2018

SUPPORT AGREEMENT

This SUPPORT AGREEMENT, dated as of February 7, 2018 (this “Agreement”), is entered into by and among NuStar Energy L.P., a Delaware limited partnership (the “Partnership”), Marshall Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of the Partnership (“Merger Sub”), WLG Holdings, LLC, a Texas limited liability company (“WLG Holdings”), William E. Greehey (“Mr. Greehey” and together with WLG Holdings, the “Unitholders” and each a “Unitholder”), and, solely for purposes of Section 2.3, NuStar GP Holdings, LLC, a Delaware limited liability company (“NSH”).

WITNESSETH:

WHEREAS, concurrently with the execution of this Agreement, the Partnership, Riverwalk Logistics, L.P., a Delaware limited partnership and the general partner of the Partnership (the “General Partner”), NuStar GP, LLC, a Delaware limited liability company and the general partner of the General Partner (“NuStar GP”), Merger Sub, NSH, and Riverwalk Holdings, LLC, a Delaware limited liability company and a wholly owned subsidiary of NSH (“Riverwalk Holdings”) are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”) pursuant to which, among other things, Merger Sub will, subject to the terms and conditions set forth therein, merge with and into NSH, with NSH surviving (the “Merger”), such that following the Merger, the Partnership will be the sole member of NSH, and each outstanding NSH Unit will be converted into the right to receive the merger consideration specified therein;

WHEREAS, as of the date hereof, the Unitholders are the Beneficial Owners of an aggregate of 9,178,320 NSH Units (the “Existing Units”); and

WHEREAS, as a material inducement to the Partnership and Merger Sub entering into the Merger Agreement, the Partnership and Merger Sub have required that the Unitholders agree, and each Unitholder has agreed, to enter into this Agreement and abide by the covenants and obligations with respect to the Subject Units set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

GENERAL

Section 1.1    Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

“Affiliate” has the meaning set forth in Rule 405 of the rules and regulations under the Securities Act, unless otherwise expressly stated herein. For purposes of this Agreement, with respect to the Unitholders, Affiliate shall not include NSH, the Partnership or any Person that is directly or indirectly, through one or more intermediaries, controlled by NSH or the Partnership. For the avoidance of doubt, no officer or director of NSH, NuStar GP, Riverwalk Holdings, LLC the General Partner, the Partnership or any of their controlled Affiliates shall be deemed to be an Affiliate of the Unitholders by virtue of his or her status as a director or officer of such entity or any of its controlled Affiliates.

“Beneficial Ownership” by a Person of any securities includes direct or indirect ownership, whether by contract, arrangement, understanding, relationship or otherwise that results in the possession of sole or shared (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security. The terms “Beneficially Own” and “Beneficially Owned” shall have a correlative meaning.

“Existing Units” has the meaning ascribed to that term in the recitals to this Agreement, subject to Section 4.2.

“Subject Units” means the Existing Units together with any NSH Units that are issued to or otherwise acquired or Beneficially Owned by the Unitholders during the term of this Agreement.

“Transfer” means, directly or indirectly, to sell, transfer, assign, gift, pledge, encumber, hypothecate or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding (including any proxy or power of attorney or voting agreement) with respect to the voting of or sale, transfer, assignment, gift, pledge, encumbrance, hypothecation or similar disposition (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).

ARTICLE II

VOTING

Section 2.1    Agreement to Vote. Each Unitholder hereby irrevocably and unconditionally agrees that, during the term of this Agreement, at the NSH Meeting and at any other meeting of the NSH Unitholders, however called, including any adjournment or postponement thereof, and in connection with any written consent of the NSH Unitholders relating to the Merger or an Acquisition Proposal, each Unitholder shall to the fullest extent that the Subject Units are entitled to vote thereon or consent thereto:

(a)    appear at each such meeting or otherwise cause the Subject Units to be counted as present thereat for purposes of calculating a quorum; and

(b)    vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering all of the Subject Units (i) in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, and any other action required or desirable in furtherance thereof submitted for the vote or written consent of the NSH Unitholders; (ii) against any Acquisition Proposal; and (iii) against any action, agreement or transaction that would or would reasonably be expected to impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the Merger or the other transactions contemplated by the Merger Agreement.

Nothing in this Section 2.1 shall require Mr. Greehey to take any action inconsistent with his applicable fiduciary or contractual obligations as a director of NSH or NuStar GP.

Section 2.2    No Inconsistent Agreements. The Unitholders hereby covenant and agree that, except for this Agreement and the Conditional Irrevocable Proxy of WLG Holdings (the “Conditional Proxy”), dated October 30, 2015, the Unitholders (a) have not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust governing the Subject Units that remains in effect, (b) have not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to voting the Subject Units that remains in effect (other than a proxy or proxies to vote the Subject Units in a manner consistent with this Agreement) and (c) shall not knowingly take any action at any time while this Agreement remains in effect that would make any representation or warranty of either Unitholder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling either Unitholder from performing any of its obligations under this Agreement in any material respect.

Section 2.3    Proxy. In order to secure the obligations set forth herein, each Unitholder hereby irrevocably appoints during the term of this Agreement as its proxy and attorney-in-fact, as the case may be each of Bradley C. Barron, Thomas R. Shoaf and Amy L. Perry, in their respective capacities as officers of NuStar GP, and any individual who shall hereafter succeed to any such officer of NuStar GP and any other Person designated in writing by NuStar GP (collectively, the “Grantees”), each of them individually, with full power of substitution, to vote or execute written consents with respect to the Subject Units in accordance with Section 2.1 and, in the discretion of the Grantees, with respect to any proposed postponements or adjournments of any annual or special meeting of the NSH Unitholders at which any of the matters described in Section 2.1(b) are to be considered; provided, that any exercise of this proxy by such Grantees shall be subject to the approval of such exercise by the NuStar GP Conflicts Committee. To the fullest extent permitted by law, this proxy is coupled with an interest and shall be irrevocable, and each Unitholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and each Unitholder hereby revokes any proxy it previously granted with respect to the Subject Units to the extent that such proxy is inconsistent with the provisions of this Agreement. In furtherance of the foregoing, NSH and WLG Holdings hereby agree that, notwithstanding anything to the contrary contained in the Conditional Proxy, to the extent the proxy granted by WLG Holdings set forth in the Conditional Proxy becomes effective in accordance with the terms thereof during the term of this Agreement, the proxy set forth in the Conditional Proxy shall not be exercised (and it shall cause the Authorized Officers (as defined in the Conditional Proxy) not to exercise such proxy) and the Grantees shall be entitled to exercise the proxy set forth therein in accordance with the terms hereof. NuStar GP (acting with the consent of the NuStar GP Conflicts Committee) may terminate this proxy with respect to any Unitholder at any time at its sole election by written notice provided to any such Unitholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1    Representations and Warranties of the Unitholders. The Unitholders hereby represent and warrant to the Partnership as follows:

(a)    Organization; Authorization; Validity of Agreement; Necessary Action. WLG Holdings is duly formed, validly existing and in good standing under the laws of its jurisdiction of formation. Each Unitholder has the requisite capacity or power and authority, as applicable, to execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by WLG Holdings of this Agreement, the performance by it of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on behalf of such Unitholder, and no other actions or proceedings on the part of such Unitholder are necessary to authorize the execution and delivery of this Agreement, the performance by such Unitholder of its obligations hereunder or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Unitholder and, assuming the due authorization, execution and delivery of this Agreement by the Partnership and Merger Sub, constitutes a legal, valid and binding agreement of each Unitholder, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(b)    Ownership. The Unitholders are the Beneficial Owners of the Existing Units. Other than with respect to the Conditional Proxy, the Unitholders, individually or through their Affiliates, have, with respect to the Existing Units, and will have with respect to all Subject Units, good and marketable title to such NSH Units, free and clear of any Lien. The Unitholders have, with respect to the Existing Units (other than as restricted by the Conditional Proxy), and will have at all times until the Effective Time, with respect to all Subject Units, sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article II hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Unitholders’ Subject Units. The Unitholders represent and warrant that they are not the Beneficial Owners of any NSH Units other than the Existing Units.

(c)    No Violation. Neither the execution and delivery of this Agreement by the Unitholders nor the performance by the Unitholders of their obligations under this Agreement will (i) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the Subject Units or result in being declared void, voidable, or without further binding effect, or otherwise result in a material detriment to the Unitholders under, any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which either Unitholder is a party or by which either Unitholder or any of their respective properties, rights or assets may be bound or (ii)

violate any judgments, decrees, injunctions, rulings, awards, settlements, stipulations, orders (collectively, “Orders”) or laws applicable to either Unitholder or any of its material properties, rights or assets.

(d)    Consents and Approvals. No consent, approval, Order or authorization of, or registration, declaration or filing with, any governmental authority is necessary to be obtained or made by either Unitholder in connection with the Unitholders’ execution, delivery and performance of this Agreement or the consummation by each Unitholder of the transactions contemplated hereby, except (i) for any reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) as set forth in the Merger Agreement, or (iii) as would not reasonably be expected to prevent, materially delay or otherwise materially impair the Unitholders’ ability to perform their obligations hereunder.

(e)    Absence of Litigation. There is no action, litigation or proceeding pending and no Order of any governmental authority outstanding that may, nor, to the knowledge of the Unitholders, is any such action, litigation, proceeding or Order threatened, against either Unitholder or with respect to any Subject Units which would be reasonably be expected to, prevent or materially delay the Unitholders from performing their obligations under this Agreement or consummating the transactions contemplated hereby.

(f)    Reliance by the Partnership and Merger Sub. Each Unitholder understands and acknowledges that the Partnership and Merger Sub are entering into the Merger Agreement in reliance upon each Unitholder’s execution and delivery of this Agreement and the representations and warranties of each Unitholder contained herein.

(g)    Non-Solicitation. Each Unitholder understands and acknowledges and agrees to abide by the non-solicitation covenants set forth in Section 6.6 of the Merger Agreement.

Section 3.2    Representations and Warranties of the Partnership and Merger Sub. The Partnership hereby represents and warrants to each Unitholder that the execution and delivery of this Agreement by the Partnership and Merger Sub and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Partnership and Merger Sub.

ARTICLE IV

OTHER COVENANTS

Section 4.1    Prohibition on Transfers, Other Actions. During the term of this Agreement, each Unitholder hereby agrees not to (i) Transfer any of the Subject Units, Beneficial Ownership thereof or any other interest therein; (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, either Unitholder’s representations, warranties, covenants and obligations under this Agreement; or (iii) take any action that could restrict or otherwise affect either Unitholder’s legal power, authority and right to comply with and perform his covenants and obligations under this Agreement. Any Transfer in violation of this provision shall be null and void.

Section 4.2    Distributions, etc. In the event of a unit split, unit distribution, or any change in the NSH Units by reason of any split-up, reverse unit split, recapitalization, combination, reclassification, exchange of units or the like, the terms “Existing Units” and “Subject Units” shall be deemed to refer to and include the Existing Units and Subject Units as defined herein as well as all such unit distributions and any securities into which or for which any or all of such units may be changed or exchanged or which are received in such transaction.

Section 4.3    Further Assurances. From time to time, during the term of this Agreement, at the Partnership’s request and without further consideration, each Unitholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or advisable to effect the actions and consummate the transactions contemplated by this Agreement.

Section 4.4    Unitholder’s Capacity. Each Unitholder has entered into this Agreement solely in its capacity as a Beneficial Owner of Subject Units. Notwithstanding anything to the contrary contained in this Agreement: (i) none of the provisions of this Agreement shall be construed to prohibit, limit or restrict Mr. Greehey, who is a director of NSH and NuStar GP, from exercising his applicable fiduciary or contractual duties to NSH or the Partnership by voting or taking any other action whatsoever in his capacity as a director, including with respect to the Merger Agreement and the transactions contemplated thereby; and (ii) no action taken by NSH or the Partnership in respect of the Merger Agreement and the transactions contemplated thereby shall serve as the basis of a claim that Mr. Greehey is in breach of his obligations hereunder notwithstanding the fact that Mr. Greehey, in his capacity as a director of NSH or NuStar GP, has provided advice or assistance to NSH or NuStar GP in connection therewith.

Section 4.5    Continued Ownership of NSH. During the term of this Agreement, each Unitholder agrees not to Transfer his ownership interest in any Subject Units or Beneficial Ownership thereof or any other interest therein.

Section 4.6    Control of WLG Holdings. During the terms of this Agreement, Mr. Greehey agrees not to resign or otherwise take any action or omission to act that would cause him to cease to be a member and the sole manager of WLG Holdings or otherwise cease to have the power to direct the management and policies of WLG Holdings, including with respect to the voting and disposition of the Subject Units owned by WLG Holdings or ceasing to control (directly or indirectly) the voting or disposition of such Subject Units.

ARTICLE V

MISCELLANEOUS

Section 5.1    Termination. This Agreement shall remain in effect until the earliest to occur of (i) the Effective Time; (ii) the termination of the Merger Agreement in accordance with its terms, other than as a result of a breach by a Unitholder of the terms of this Agreement; or

(iii) the written agreement of each Unitholder and the Partnership to terminate this Agreement. After the occurrence of such applicable event, this Agreement shall terminate and be of no further force and effect. Nothing in this Section 5.1 and no termination of this Agreement shall relieve or otherwise limit any party of liability for any breach of this Agreement occurring prior to such termination.

Section 5.2    No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Partnership or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to any Subject Units. All rights, ownership and economic benefit relating to the Subject Units shall remain vested in and belong to the Unitholders (or the Unitholder’s Affiliates), and neither the Partnership nor Merger Sub shall have any authority to direct the Unitholders in the voting or disposition of any of the Subject Units, except as otherwise provided herein.

Section 5.3    Publicity. Each Unitholder hereby permits the Partnership and NSH to include and disclose in the Registration Statement, the Proxy Statement and in such other schedules, certificates, applications, agreements or documents as such entities reasonably determine to be necessary or appropriate in connection with the consummation of the Merger and the transactions contemplated in the Merger Agreement each Unitholder’s identity and ownership of the Subject Units and the nature of such Unitholder’s commitments, arrangements and understandings pursuant to this Agreement.

Section 5.4    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (1) on the date of delivery, if delivered personally, (2) on the first Business Day following the date of dispatch if delivered by a recognized next day courier service and (3) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Partnership, Merger Sub or NuStar GP:

NuStar Energy L.P.

19003 IH-10 West

San Antonio, Texas 78257

Attn: Chairman of the Nominating/Governance & Conflicts Committee of the Board of Directors of NuStar GP, LLC

With copies (which shall not constitute proper notice hereunder) to:

Richards, Layton & Finger, P.A.

One Rodney Square

920 North King Street

Wilmington, DE 19801

Attn: Mark V. Purpura

And

Sidley Austin LLP

1000 Louisiana St.

Suite 6000

Houston, TX 77002

Attn: George J. Vlahakos

If to Mr. Greehey or WLG Holdings:

William E. Greehey

19003 IH-10 West

San Antonio, TX 78257

Section 5.5    Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

Section 5.6    Counterparts. This Agreement may be executed by facsimile and in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 5.7    Entire Agreement. This Agreement and, to the extent referred to herein, the Merger Agreement embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written and oral, that may have related to the subject matter hereof in any way.

Section 5.8    Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a)    This Agreement shall be governed by, and interpreted in accordance with, the Laws of the State of Delaware, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of federal or Delaware law govern). The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware in New Castle County (and any appellate court of the State of Delaware)

or, if the Court of Chancery of the State of Delaware does not have jurisdiction thereof, the Federal courts of the United States of America located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in New Castle County (and any appellate court of the State of Delaware) and, if the Court of Chancery of the State of Delaware does not have jurisdiction thereof, the Federal courts of the United States of America located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or a Federal court of the United States of America located in the State of Delaware. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 5.4 shall be deemed effective service of process on such party.

(b)    EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 5.8.

Section 5.9    Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by the Partnership, Merger Sub and each Unitholder. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to the Partnership, Merger Sub and each Unitholder.

Section 5.10    Remedies.

(a)    Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, a non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

(b)    All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

Section 5.11    Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner adverse to any party or its equityholders, as applicable. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties as closely as possible and to the end that the transactions contemplated hereby shall be fulfilled to the maximum extent possible.

Section 5.12    Action by the Partnership or Merger Sub. No waiver, consent or other action by or on behalf of the Partnership or Merger Sub pursuant to or as contemplated by this Agreement shall have any effect unless such waiver, consent or other action is expressly approved by the NuStar GP Conflicts Committee.

Section 5.13    Successors and Assigns; Third Party Beneficiaries. Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (by operation of law or otherwise), by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than (a) the parties hereto or (b) the parties’ respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

NUSTAR ENERGY L.P.

By:		RIVERWALK LOGISTICS, L.P.
its general partner

	By:	NUSTAR GP, LLC,
its general partner

By:		/s/ Thomas R. Shoaf
Name:		Thomas R. Shoaf
Title:		Executive Vice President and Chief
Financial Officer

MARSHALL MERGER SUB LLC

By:		NUSTAR ENERGY, L.P.
its sole member

By: RIVERWALK LOGISTICS, L.P.
its general partner

By: NUSTAR GP, LLC, its general partner

By:		/s/ Thomas R. Shoaf
Name:		Thomas R. Shoaf
Title:		Executive Vice President and Chief
Financial Officer

SOLELY FOR PURPOSES OF SECTION 2.3

NUSTAR GP HOLDINGS, LLC

By:		/s/ Thomas R. Shoaf
Name:		Thomas R. Shoaf
Title:		Executive Vice President and Chief
Financial Officer

Signature Page to the Support Agreement

WILLIAM E. GREEHEY

/s/ William E. Greehey

WLG HOLDINGS, LLC

By:	/s/ William E. Greehey
Name:	William E. Greehey
Title:	Sole Manager and President

Signature Page to the Support Agreement